FIRST SUPPLEMENTAL INDENTURE

                           Dated as of March 15, 2002

                                       to

                                    INDENTURE

                           Dated as of August 7, 1997

                                     between

                     Keystone Consolidated Industries, Inc.

                                   as Issuer,

                                       and

                              The Bank of New York,

                                   as Trustee


                       ----------------------------------

                      9 5/8% Senior Secured Notes due 2007
                       ----------------------------------



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                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE, dated as of March 15, 2002 (this "Supplemental Indenture"), between Keystone Consolidated Industries, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Trustee"), to that certain Indenture, dated as of August 7, 1997 (the "Indenture"), between the Company and the Trustee.

     WHEREAS, the parties hereto have entered into the Indenture which provides for the issuance by the Company of up to $100,000,000 in aggregate principal amount of 9 5/8% Senior Secured Notes due 2007 (the "Notes");

     WHEREAS, the Company wishes to amend or supplement the Indenture and the Notes as hereinafter provided;

     WHEREAS, all acts necessary to constitute this Supplemental Indenture as a valid, binding and legal obligation of the Company have been done and performed; and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

     NOW, THEREFORE, this Supplemental Indenture witnesseth:

     In order to comply with the requirements of the Indenture, the Company covenants and agrees with the Trustee for the equal and proportionate benefit, security and protection of the respective holders from time to time of the Notes, as follows:

                                   ARTICLE I.
                              RELEASE OF COLLATERAL

     The Company and the Trustee, in its capacity as Trustee under the Indenture and as Collateral Agent, hereby agree to do or cause to be done any and all things necessary or appropriate to cause the Collateral to be fully and completely released from the Lien of the Indenture and the Security Documents, or, at the option of the Company, to be transferred to a creditor designated by the Company, and the Company hereby certifies that it has obtained the written consent thereto of greater than 66-2/3% in aggregate principal amount of the Notes outstanding as of the date of this Supplemental Indenture, as required by
Section 9.2 of the Indenture.

                                   ARTICLE II.
                            MISCELLANEOUS AMENDMENTS

     Section 2.1. Deletions.

     (a) The Indenture shall be amended by deleting in their entirety the following provisions thereof: Section 2.9; Sections 3.8 and 3.9; Sections 4.2 and 4.3; Sections 4.7 through 4.11 (inclusive); Sections 4.13 and 4.14; Sections
4.16 through 4.22 (inclusive); Subsections 5.1(iv) through (vi) (inclusive); Subsections 6.1(e) and (g); Articles X and XI; and Section 12.15.

     (b) The Indenture shall be amended by deleting in their entirety the following definitions contained therein: "Acquired Debt"; "Affiliate Transaction"; "Appraiser"; "Asset Sale"; "Asset Sale Offer"; "Asset Sale Offer Period"; "Asset Sale Release Notice"; "Attributable Debt"; "Available Amount"; "Capital Expenditures"; "Cash Equivalents"; "Change of Control"; "Change of Control Offer"; "Change of Control Offer Period"; "Collateral"; "Collateral Account"; "Collateral Agent"; "Collateral Proceeds"; "Consolidated Cash Flow"; "Consolidated Cash Flow Ratio"; "Consolidated Interest Expense"; "Consolidated Net Income"; "Consolidated Net Worth"; "disposition" or "sale" or "transfer";
"Existing Indebtedness"; "Insurance Letters of Credit"; "Intercreditor Agreement"; "Investment"; "Liquidated Damages"; "Mortgages"; "Mortgaged Property"; "Net Award"; "Net Proceeds"; "Net Casualty Proceeds"; "Non-Collateral Proceeds"; "Obligations"; "Offer Amount"; "Permitted Holders"; "Permitted
Indebtedness"; "Permitted Investments"; "Permitted Liens"; "Permitted Refinancing Debt"; "Permitted Secured Debt"; "Prior Liens"; "Purchase Date"; "Purchase Money Obligations"; "Purchase Price"; "Real Property"; "Related Business Investment"; "Released Interests"; "Registration Rights Agreement"; "Released Trust Moneys"; "Restricted Investment"; "Restricted Payments"; "Sale/leaseback"; "Security Agreements"; "Security Documents"; "Senior Secured Notes; "Survey"; "Taking"; "Trust Moneys"; "Valuation Date"; "Voting Stock"; and "Weighted Average Life to Maturity".

     (c) All references contained in the Indenture to the provisions and definitions deleted therefrom pursuant to the foregoing subsections (a) and (b) shall be deemed deleted for all purposes of the Indenture; provided, however, that all references contained in the Indenture to the term "Senior Secured Notes" shall be deemed to refer to "Subordinated Unsecured Notes," as set forth in Section 2.4 of this Supplemental Indenture.

     Section 2.2. Amendment of "Affiliate" Definition. The definition of the term "Affiliate" set forth in the Indenture shall be amended by deleting such definition in its entirety and replacing it with the following:

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be presumed to be control, which presumption may be rebutted by evidence to the contrary.

     Section 2.3. Amendment of "Fair Market Value" Definition. The definition of the term "Fair Market Value" set forth in the Indenture shall be amended by deleting such definition in its entirety and replacing it with the following:

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     Section 2.4. Addition of "Subordinated Unsecured Notes" Definition. The following definition shall be added to the Indenture:

     "Subordinated Unsecured Notes" means the Company's 9 5/8% Subordinated Unsecured Notes due 2007.

     Section 2.5. Amendment to Section 3.7(a). Section 3.7(a) of the Indenture shall be amended by deleting such section in its entirety and replacing it with the following:

     "(a) On and after the date hereof, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Redemption Price equal to 100% of principal amount, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date."

                                  ARTICLE III.
                            MISCELLANEOUS PROVISIONS

     Section 3.1. Unless otherwise defined herein, or unless the context otherwise requires, the terms used herein shall have the respective meanings assigned to them in the Indenture.

     Section 3.2. The Trustee accepts the trusts in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for, or in respect of, the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

     Section 3.3. Upon the effectiveness of this Supplemental Indenture, all Notes outstanding immediately prior to such effectiveness shall be deemed amended as necessary or appropriate to reflect the terms and conditions set forth in the Indenture as modified by this Supplemental Indenture, and in the event of a conflict between any term or condition of such Notes and the Indenture as so modified, the Indenture as so modified shall control, notwithstanding any provision of such Notes or the Indenture to the contrary. Except as modified by this Supplemental Indenture, the Indenture and such Notes are in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 3.4. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     Section 3.5. This Supplemental Indenture shall be effective as of the date first set forth above upon the execution hereof by both parties hereto.

     Section 3.6. The parties may sign multiple counterparts of this Supplemental Indenture, each of which may be delivered by facsimile transmission. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

     Section 3.7. The laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of laws.

     Section 3.8. If any provision or subprovision of this Supplemental Indenture or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Supplemental Indenture and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.


                         [Signatures on following page.]



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     IN WITNESS  WHEREOF,  the parties  hereto  have  caused  this  Supplemental
Indenture to be duly executed, all as of the date first written above.

                                  KEYSTONE CONSOLIDATED INDUSTRIES, INC.


                                  By:
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                                  Name:
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                                  Title:
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                                  THE BANK OF NEW YORK, as Trustee


                                  By:
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                                  Name:
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                                  Title:
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